Exhibit 4.10
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2020, TravelCenters of America Inc. (“we,” “us” and “our”) had four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) shares of common stock, $0.001 par value per share (“common stock”); (ii) 8.25% Senior Notes due 2028 (“2028 Senior Notes”); (iii) 8.00% Senior Notes due 2029 (“2029 Senior Notes”); and (iv) 8.00% Senior Notes due 2030 (“2030 Senior Notes” and, collectively with the 2028 Senior Notes and the 2029 Senior Notes, “Notes”).
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation (as amended, our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”), each of which have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits to this Annual Report on Form 10-K.
General
Our Charter provides that we may issue up to 216,000,000 shares of common stock. Our Charter authorizes our Board of Directors to amend our Charter to increase or decrease the aggregate number of authorized shares of stock, or the number of shares of stock of any class or series that we are authorized to issue, without stockholder approval.
Subject to the provisions of our Charter and Bylaws regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock or preferred stock that we may issue, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund, or redemption rights, have no general appraisal rights and have no general preemptive rights to subscribe for any securities of our company. Subject to the provisions of our Charter and Bylaws regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.
Power to Reclassify Our Unissued Shares of Stock
Our Charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to dividends or upon liquidation over our common stock, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our Charter to set, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded.
Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common Stock and Preferred Stock
We believe that the power of our Board of Directors to amend our Charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions on a timely basis and in meeting other needs that might arise. Nonetheless, the unrestricted ability of our Board of Directors to issue additional shares of common stock and preferred stock may have adverse consequences to our stockholders, including possibly diluting the ownership of existing stockholders and making a change of control of us difficult to achieve. The additional classes or series, as well as the additional shares of common stock or preferred stock, as applicable, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer of Stock
Our Charter restricts the number and value of our shares of stock that our stockholders may own.
Our Charter prohibits any person from constructively owning more than 5% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 5% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any other class or series of our stock. Our Board of Directors may from time to time increase or decrease our ownership limitations.
Our Board of Directors, in its sole discretion, may exempt persons from these ownership limitations, so long as our Board of Directors determines, among other things, that it is in our best interests and would not cause a default under the terms of any contract to which we are a party or would reasonably expect to become a party, provided that any duties of our Board of Directors to the stockholder requesting the exemption will not apply, to the fullest extent permitted by law, to such determination. In determining whether to grant an exemption, our Board of Directors may consider, among other factors, the following:
•the general reputation and moral character of the person requesting the exemption;
•whether the person’s ownership of shares would be direct or through ownership attribution;
•whether the person’s ownership of shares would interfere with the conduct of our business;
•whether granting an exemption would adversely affect any of our existing contractual arrangements; and
•whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way that our Board of Directors, in its sole discretion, considers adverse to our best interests or those of our stockholders.
If a person attempts to transfer our shares of stock in violation of the ownership limitations described above, in our sole discretion, either (a) that number of shares (rounded up to the nearest whole share) which would cause the violation will automatically be transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) such attempted transfer will be void ab initio. The prohibited owner will generally:
•have no rights in the shares held in the Charitable Trust;
•not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon a sale of the shares);
•have no rights to dividends or other distributions with respect to shares held in the Charitable Trust;
•not possess any right to vote or other rights attributable to the shares held in the Charitable Trust; and
•have no claim, cause of action or other recourse whatsoever against the purported transferor of any shares held in the Charitable Trust.
Effective as of the date that the shares have been transferred to the Charitable Trust, the trustee of the Charitable Trust will have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the Charitable Trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Within 20 days of receiving notice from us that the shares have been transferred to the Charitable Trust, the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person, designated by the trustee of the Charitable Trust, whose ownership of the shares will not violate the ownership limitations set forth in our Charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary of the Charitable Trust as follows:
The prohibited owner will receive the lesser of:

•the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price (as defined in our Charter) of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, in each case; and
•the net sales proceeds received by the trustee of the Charitable Trust from the sale or other disposition of the shares held in the Charitable Trust plus any dividends received by the trustee of the Charitable Trust on such shares.
If, prior to our discovery that the shares have been transferred to a Charitable Trust, a prohibited owner sells such shares, then:
•those shares will be deemed to have been sold on behalf of the Charitable Trust; and
•to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must pay the excess to the trustee of the Charitable Trust upon demand.
Also, shares held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:
•the price per share in the transaction that resulted in the transfer to the Charitable Trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price per share on the day of the event causing the shares to become held by the Charitable Trust; and
•the market price per share on the date we, or our designee, accept the offer.
We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed in the same manner as any other sale by a trustee of the Charitable Trust.
The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our Charter provides, however, that the settlement of any transaction will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.
Every stockholder of record of more than 5% of the outstanding shares of any class or series of stock is required to give written notice to us within 30 days (i) after the end of each taxable year and (ii) after a request from us. Such notice must state the name and address of the legal and beneficial owner(s), the number of shares of each class and series of our shares of stock which the stockholder owns, and a description of the manner in which those shares are held. In addition, each stockholder is required to provide us with any additional information that we may request in order to determine compliance with the ownership limits.
Any person who acquires or attempts or intends to acquire constructive ownership of shares of our stock that will or may violate the ownership limits or any person who would have owned shares that resulted in a transfer to the Charitable Trust must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice and provide us with such other information as we may request.
Additionally, our Bylaws impose certain restrictions on the transfer of shares in order to help us preserve the tax treatment of our net operating losses and other tax benefits. These restrictions generally provide that transfers of shares to a person, entity or group which is then, or would become as a result of such transfer, an owner of 5% or more of our outstanding shares of stock (i) are void in total, for transferees then already owning 5% or more of our shares of stock and (ii) are void to the extent the transfer would so result in such level of ownership by the proposed transferee, for other transferees. These restrictions do not apply if the transferor or the transferee obtains the written approval of our Board of Directors.
All certificates representing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

Stock exchange listing
Our shares of common stock have been approved for listing on the Nasdaq Stock Market LLC under the symbol “TA.”
Transfer agent and registrar
The transfer agent and registrar for our shares of common stock is EQ Shareowner Services.
Board of Directors
Our Board of Directors has the exclusive power to increase or decrease the number of directors, provided that the number of directors may not be fewer than three and may not be more than seven, and further provided that the term of any director may not be decreased due to a reduction in the number of directors. We currently have five Directors.
Under our Bylaws, a Director must be at least 21 years of age, not under legal disability and, at the time of nomination and election, (i) not have been convicted of a felony, (ii) have substantial expertise or experience relevant to our business (as determined by our Board of Directors), (iii) have been nominated for election to the Board in accordance with our Bylaws and (iv) meet the qualifications of an Independent Director or a Managing Director, as applicable. An “Independent Director” is a Director who is not an employee of ours or The RMR Group LLC or its permitted successors or assigns (collectively, “RMR”), who is not involved in our day-to-day activities and who meets the qualifications of an independent director under the applicable rules of the principal securities exchange upon which our shares of common stock or other securities are listed for trading and the SEC, as those requirements may be amended from time to time. A “Managing Director” is a Director who has been an employee or officer of us or of RMR or involved in our day-to-day activities for at least one year prior to his or her election as a Director and who is not an Independent Director. Our Board of Directors may establish different or additional qualifications for our Independent Directors or Managing Directors. A majority of our Directors holding office must at all times be Independent Directors, except for temporary periods due to vacancies. If the number of our Directors, at any time, is set at less than five, at least one Director will be a Managing Director. So long as the number of our Directors is five or greater, at least two Directors must be Managing Directors.
Our Charter divides our Board of Directors into three classes, with each class as nearly equal in number as possible. The current term of the Directors who are members of Class I will continue until our 2023 annual meeting of stockholders and until their successors are elected and qualify, the current term of the Directors who are members of Class II will continue until our 2021 annual meeting of stockholders and until their successors are elected and qualify, and the current term of the Class III Director will continue until our 2022 annual meeting of stockholders and until her successor is elected and qualifies. At each annual meeting, stockholders are entitled to elect the successors of the class of Directors whose term expires at that meeting for a term continuing until our annual meeting of stockholders held in the third following year and until their successors are elected and qualify. Our stockholders are entitled to elect only one class of Directors each year.
We believe that the classification of our Board of Directors will help to assure the continuity of our business strategies and policies. Our classified board could have the effect of making the replacement of a majority of the incumbent Directors more time-consuming and difficult. At least two annual meetings of our stockholders will generally be required to effect a change in a majority of our Board of Directors.
In uncontested elections, Directors are elected by a plurality of the votes cast in the election of directors; in a contested election, the election of Directors nominated by our Board requires the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast in such election, and the election of directors not previously approved by our Board requires the affirmative vote of stockholders entitled to cast at least 75% of the votes entitled to be cast in such election, in each case voting together as a single class. In the case of a failure to elect any Director at an annual meeting of our stockholders, the incumbent Director who was up for election at that meeting will hold over and continue to serve as a Director until the election and qualification of his or her successor. There is no cumulative voting in the election of our Directors.
Subject to the provisions of any class or series of shares of our stock that hereafter may be created and are then outstanding, any vacancy as a result of any reason, including, without limitation, a vacancy caused by the death, resignation, retirement, removal or incapacity of any Director or resulting from an increase in the number of Directors, will be filled only by the affirmative vote of a majority of the Directors then remaining in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until the election and qualification of his or her successor. Our Charter provides that, subject to the provisions of any class or series of shares of stock of our company, a Director may be removed only for cause (as defined in our Charter) by the affirmative vote of stockholders entitled to cast at least 75% of all the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and Other Business
Our Bylaws provide that nominations of individuals for election as Directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only in our notice of the meeting, by or at the direction of our Board of Directors or by a stockholder (or group of stockholders) who is entitled to make nominations or proposals and has complied with the advance notice procedures and with ownership and other requirements set forth in our Bylaws.
Under our Bylaws, a written notice of nominations of individuals for election as Directors or other matters to be considered at an annual meeting of our stockholders by one or more of our stockholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m., Eastern time, on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting; provided, however, that if the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the date of the preceding year’s annual meeting, the notice must be delivered by not later than 5:00 p.m., Eastern time, on the 10th day following the earlier of the day on which (a) notice of the annual meeting is mailed or otherwise made available or (b) public announcement of the date of such annual meeting is first made by us. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period or extends any time period for the giving of a notice by one or more stockholders.
Our Bylaws set forth procedures and requirements for submission of nominations of individuals for election as Directors and other proposals by our stockholders for consideration at an annual meeting of our stockholders. These procedures and requirements include, among other things:
•requiring that each of the stockholders desiring to make a nomination or proposal of other business:
◦has continuously owned (as defined in our Bylaws) at least 3% of our outstanding shares of common stock entitled to vote in the election of Directors or on a proposal of such other business, as the case may be, for at least three years as of (a) the date of the giving of the notice of the proposed nomination or proposal of other business, (b) the record date for determining the stockholders entitled to vote at the meeting and (c) the time of the annual meeting (including any postponement or adjournment thereof);
◦ holds a certificate or certificates representing the aggregate requisite number of shares of stock owned by such stockholder(s) as of the date of the giving of the notice, the record date for determining the stockholders entitled to vote at the meeting and the time of the annual meeting (including any postponement or adjournment thereof);
◦ is entitled to make such nomination or propose such other business and to vote at the meeting on such election or proposal of other business; and
◦submits the nomination or proposal to our Secretary in accordance with the requirements of our Bylaws;
•providing that the advance notice provisions in our Bylaws are the exclusive means for stockholders to make nominations for consideration at an annual meeting of our stockholders;
•requiring that certain information and documentation be provided regarding any proposed nominee for election as a Director by the proposing stockholder(s);
•requiring certain information be provided regarding any business other than the election of Director by the proposing stockholder(s);
•requiring certain information and documentation to be provided by the proposing stockholder(s) as to the proposing stockholder(s) and certain of its(their) affiliates; and
•providing that the proposing stockholder(s) is(are) responsible for ensuring compliance with the advance notice provisions, that any responses of the stockholder(s) to any request for information will not cure any incompleteness, inaccuracy or failure in the notice of the proposing stockholder(s) and that neither we, nor our Board of Directors, any committee of our Board of Directors or any of our officers has any duty to request clarification or updating information or to inform the proposing stockholder(s) of any defect in the notice of the proposing stockholder(s).
Only the business brought before a special meeting pursuant to our notice of the meeting may be considered at a special meeting of stockholders. Under our Bylaws, nominations of individuals for election as Directors may be made at a special meeting of our stockholders at which Directors are to be elected pursuant to our notice of meeting, by or at the direction of our Board of Directors, or if there are no Directors and the special meeting is called by one or more of our officers for the election of successor Directors; provided, however, that nominations of individuals to serve as Directors at a special meeting may only be made by (1) the Board of Directors or officers of the Corporation who called the special meeting of stockholders for the purpose of electing one or more Directors or (2) provided that our Board of Directors has determined that Directors will be elected at such special meeting, by one or more stockholders wishing to make a nomination who satisfy and comply with all of the timing and information requirements applicable to an annual meeting of stockholders. Under our Bylaws, in the event that our Board of Directors (or an officer of ours) calls a special meeting of our stockholders for the purpose of electing one or more Directors, stockholder(s) who meet(s) the requirements set forth in our Bylaws may nominate an individual or individuals (as the case may be) for election as a Director if the stockholder(s) provide(s) timely notice, in writing, to our Secretary at our principal executive offices, containing the information and following the procedures required by the advance notice provisions in our Bylaws, as described above for submitting nominations for consideration at an annual meeting of our stockholders. To be timely, such notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m., Eastern time, on the later of (i) the 120th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed to be voted on at the special meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, will commence a new time period for the giving of a notice by one or more stockholders.
Meetings of Stockholders
A meeting of our stockholders for the election of Directors and the transaction of any business will be held annually on a date and at the time and place set by our Board of Directors. Our Chief Executive Officer, the chairman of our Board, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our Bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders will be called by our Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting.
Action by Written Consent
Our Charter provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only by a unanimous written consent of stockholders entitled to vote on the action.
Limitation of Liability and Indemnification of Directors and Officers and Others
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated. Our Charter contains a provision which eliminates the liability of our Directors and officers to the maximum extent permitted by the MGCL.
The MGCL requires us (unless our Charter were to provide otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide indemnification if the following is established:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
In addition, under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.
The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.
Our Charter requires us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to, any present or former Director or officer of our company (including any predecessor of our company), any person who is or was serving at our request (including any predecessor of our company) as an officer, director, member, trustee, manager or partner of another person, Hospitality Properties Trust (“HPT”), RMR, The RMR Group Inc. (“RMR Inc.” and, together with HPT and RMR, collectively, the “Other Indemnitees”), and the respective trustees, directors and officers of the Other Indemnitees, unless, with respect to the Other Indemnitees and the respective trustees, directors and officers of the Other Indemnitees, there has been a final, nonappealable judgment entered by an arbiter determining that such person or entity acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his, her or its conduct was unlawful. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify any person or entity described in this paragraph in connection with a proceeding initiated by him, her or it against us only if such proceeding was authorized by our Board of Directors. The rights to indemnification and to the advancement of expenses vest immediately upon an individual’s election or appointment as a Director or officer or his or her designation as an Indemnitee (as such term is defined in our Charter).
We have entered into indemnification agreements with our Directors and officers providing for rights to and procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from service to us. We also maintain directors’ and officers’ liability insurance for our Directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our Directors, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our Charter, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
Bylaws
Our Charter and Bylaws provide that our Bylaws may be amended or repealed and new Bylaws adopted only by our Board of Directors.
Stockholder liability
Under the MGCL, a stockholder is generally not personally liable for the obligations of a Maryland corporation solely as a result of his or her status as a stockholder. Under our Charter, to the fullest extent permitted by Maryland law in effect from time to time, each stockholder is liable to us (and any of our subsidiaries or affiliates) for, and is required to indemnify and hold us (and any of our subsidiaries and affiliates) harmless from and against, all costs, expenses, penalties, fines or other amounts, including, without limitation, reasonable attorneys’ and other professional fees, whether third party or internal, arising from a stockholder’s breach of or failure to fully comply with any covenant, condition or provision of our

Charter or Bylaws or any action by or against us (or any of our subsidiaries and affiliates) in which the stockholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the rate of interest provided in the Bylaws for indemnification amounts payable by a stockholder to any such indemnitee or, if the Bylaws do not provide for a rate of interest for any such amount, the lesser of 15% per annum compounded and the maximum amount permitted by law, in each case, from the date such costs or other amounts are incurred until the receipt of payment.
Business opportunities
Our Charter provides that we have the power, by resolution of our Board of Directors, to renounce any interest or expectancy of ours in, or being offered an opportunity to participate in, any business opportunity that is presented to us or one or more of our Directors or officers and that Directors shall have no obligation or duty to present any business opportunities to us that may become available to such Director or to affiliates of such Director. In addition, our Charter provides that, unless otherwise provided in a written agreement with us, notwithstanding any duty that might otherwise exist, it shall not be a breach of any duty or other obligation of any Director for the Director or an affiliate of such Director to engage in any outside business interests and activities in preference to or to the exclusion of us or to compete directly with us.
Quorum and Voting by Stockholders
Whenever our stockholders are required or permitted to take any action by a vote, the action may be taken by a vote at a meeting of our stockholders at which a quorum is present. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum for the transaction of business at the meeting. Subject to any voting rights provided to holders of shares of another class or series of stock at any time outstanding and except as otherwise provided in our Charter, including with respect to amendments to our Charter and certain extraordinary actions described below under the heading “Merger, Conversion, Transfer or Other Disposition of Assets, etc.,” the following matters, including the election of Directors, submitted by our Board to the stockholders for approval or otherwise voted upon by the stockholders, require the following vote by the stockholders, at a meeting of stockholders duly called and at which a quorum is present: (i) the election of any Managing Director or any Independent Director in an uncontested election, a plurality of all the votes cast by stockholders, voting together as a single class; (ii) any other election of a Director nominated by the Board, the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the election, voting together as a single class; (iii) any other matter that has been approved previously by the Board, a majority of all votes cast by stockholders, voting together as a single class; and (iv) any matter that has not been approved previously by the Board, the affirmative vote of stockholders entitled to cast at least 75% of all the votes entitled to be cast on the matter, voting together as a single class.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person that beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation that, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation), or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors of the Maryland corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the directors of the Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors, even if they do not constitute a quorum, and for the replacement director to serve for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
We have elected in our Charter to be subject to the provision of Subtitle 8 providing that vacancies on our Board of Directors may be filled only by the remaining directors. Through other provisions in our Charter and Bylaws unrelated to

Subtitle 8, we already (1) have a classified board; (2) require the affirmative vote of the holders of not less than 75% of all of the votes entitled to be cast in the election of directors for the removal of any Director, which removal will be allowed only for cause; (3) vest in our Board of Directors the exclusive power to fix the number of directorships; and (4) require, unless called by our Chief Executive Officer, the chairman of our Board, our President or the Board of Directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of stockholders.
Amendments to our Charter
Under the MGCL, a Maryland corporation generally may not amend its charter unless such action is first approved and declared advisable by the corporation’s board of directors and then approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter. However, the MGCL allows a Maryland corporation’s charter to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Under our Charter, amendments to our Charter may be made if first approved by our Board of Directors and, to the extent a stockholder vote is required under the MGCL, then approved by the affirmative vote of a majority of the votes entitled to be cast by our stockholders entitled to vote thereon, voting together as a single class. However, if the amendment is to reduce the percentage of outstanding shares of stock required to take any action (i.e., reducing a vote that requires two-thirds of all the votes entitled to be cast on the matter to a majority), such amendment will require the affirmative vote of holders of outstanding shares constituting not less than the voting requirement sought to be reduced (e.g., in the example set forth in the prior parenthetical, two-thirds of all the votes entitled to be cast on the matter).
Merger, Conversion, Transfer or Other Disposition of Assets, etc.
Under the MGCL, a Maryland corporation generally may not merge, convert into another form of entity or transfer all or substantially all of its assets unless such action is first approved and declared advisable by the corporation’s board of directors and then approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. The statute allows a Maryland corporation’s charter to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Under our Charter, any merger, combination or consolidation of us with or into, or transfer of all or substantially all our assets to, another entity or conversion of us to another entity may be effected only if first approved by our Board of Directors and, to the extent a stockholder vote is required under the MGCL, then approved by the affirmative vote of a majority of the votes entitled to be cast by our stockholders entitled to vote thereon.
Regulatory Compliance and Disclosure
Our Bylaws provide that any stockholder who, by virtue of such stockholder’s ownership of our shares of stock or actions taken by the stockholder affecting us, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on us or any of our subsidiaries must promptly take all actions necessary and fully cooperate with us to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of us or any of our subsidiaries. If the stockholder fails or is otherwise unable to promptly take such actions so as to cause satisfaction of such requirements or regulations, such stockholder shall promptly divest a sufficient number of our shares necessary to cause the application of such requirement or regulation to not apply to us or any of our subsidiaries. If the stockholder fails to cause such satisfaction or divest itself of such sufficient number of our shares by not later than the tenth day after triggering such requirement or regulation referred to in the Bylaws, then any of our shares beneficially owned by such stockholder at and in excess of the level triggering the application of such requirement or regulation shall, to the fullest extent permitted by law, be deemed to constitute shares held in violation of the ownership limitations set forth in our Charter. Also, our Bylaws provide that if the stockholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such ten-day period, we may take all other actions which our Board of Directors deems appropriate to require compliance or to preserve the value of our assets, and we may charge the offending stockholder for our costs and expenses as well as any damages which may result.

Our Bylaws also provide that if a stockholder, by virtue of such stockholder’s ownership of our shares of stock or its receipt or exercise of proxies to vote shares owned by other stockholders, would not be permitted to vote such stockholder’s shares or exercise proxies for such shares in excess of a certain amount pursuant to applicable law but our Board of Directors determines that the excess shares or shares represented by the excess proxies are necessary to obtain a quorum, then such stockholder shall not be entitled to vote any such excess shares or proxies, and instead such excess shares or proxies may, to the fullest extent permitted by law, be voted by our management service provider or another person designated by our Board of Directors, in proportion to the total shares otherwise voted on such matter.
Disputes by Stockholders
Our Charter and Bylaws provide that actions brought against us or any Director, officer, manager (including RMR or its successor), agent or employee of ours, by a stockholder, including derivative and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our Charter and Bylaws.
Exclusive Forum Bylaw
Our Bylaws currently provide that, unless the dispute has been referred to binding arbitration, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim for breach of a duty owed by any director, officer, manager, agent or employee of ours to us or our stockholders; (3) any action asserting a claim against us or any director, officer, manager, agent or employee of ours arising pursuant to Maryland law or our Charter or Bylaws brought by or on behalf of a stockholder either on such stockholder’s own behalf, on our behalf or on behalf of any series or class of our shares of stock or stockholders against us or any of our directors, officers, manager, agents or employees, including any claims relating to the meaning, interpretation, effect, validity, performance or enforcement of our Charter or Bylaws; or (4) any action asserting a claim against us or any director, officer, manager, agent or employee of ours that is governed by the internal affairs doctrine of the State of Maryland. The exclusive forum provision of our Bylaws does not apply to any dispute that has been referred to binding arbitration in accordance with our Charter or Bylaws, and does not purport to establish exclusive jurisdiction in the Circuit Court for Baltimore City, Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts. Any person or entity purchasing or otherwise acquiring or holding any interest in our shares of common stock shall be deemed to have notice of and to have consented to the exclusive forum provisions of our Bylaws.
Anti-takeover effect of Certain Provisions of our Charter and Bylaws
Provisions of our governing documents, including, for example, our restrictions on transfer and ownership of our shares of common stock, our classified Board of Directors, our stockholder voting rights and standards, the power of our Board of Directors to amend our Charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of stock in certain circumstances without stockholder approval and our Director qualifications, could delay or prevent a change in control of us. The limitations in our Charter and Bylaws on the right of our stockholders to propose nominations of individuals for election as Directors or other proposals of business to be considered at meetings of our stockholders, including the compliance with disclosure requirements related thereto, may delay, defer or prevent our stockholders from making proposals that could be beneficial to our stockholders.

DESCRIPTION OF NOTES
    The following description of our Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of January 15, 2013 (the “Base Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented (i) in the case of the 2028 Senior Notes, by the First Supplemental Indenture, dated as of December 16, 2015 (the “First Supplemental Indenture”); (ii) in the case of the 2029 Senior notes, by the Second Supplemental Indenture, dated as of December 16, 2014 (the “Second Supplemental Indenture”) and (iii) in the case of the 2030 Senior Notes, by the Third Supplemental Indenture, dated as of October 5, 2015 (the “Third Supplemental Indenture”). The Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture is referred to herein as the “Indenture.” Each of the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture has been filed with the SEC as an exhibit to this Annual Report on Form 10-K. The 2030 Senior Notes, the 2029 Senior Notes and the 2028 Senior Notes are traded on The Nasdaq Stock Market LLC under the symbols “TANNI,” “TANNL” and “TANNZ,” respectively.
    We encourage you to read the Indenture for additional information. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
General
    The 2030 Senior Notes, 2029 Senior Notes and 2028 Senior Notes were initially issued in an aggregate principal amount of $100,000,000, $120,000,000 and $110,000,000 respectively. Each series may be reopened and we may, from time to time, issue additional Notes of the same series. The 2030 Senior Notes, 2029 Senior Notes and 2028 Senior Notes will mature (unless previously redeemed) on October 15, 2030, December 15, 2029 and January 15, 2028, respectively. The Notes were issued only in fully registered form without coupons, in denominations and integral multiples of $25.00. The Notes are each evidenced by a global note in book-entry form.
        The Notes constitute our senior unsecured obligations and rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and are effectively subordinated to all existing and future secured indebtedness (including all borrowings under our credit facility) to the extent of the value of the assets securing such indebtedness and to all existing and future debt, other liabilities (including deferred rent obligations) and any preferred equity of our subsidiaries. The Notes are not guaranteed by our subsidiaries. Accordingly, our secured debt and the debt, other liabilities and any preferred equity of our subsidiaries will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held assets. In addition, substantially all of our majority-owned U.S. subsidiaries have guaranteed borrowings under our credit facility. We and our subsidiaries may also incur additional indebtedness, including secured indebtedness.
        The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Notes protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a change in control or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of Notes. In addition, we may, in the future, enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which might have an adverse effect on our ability to service our indebtedness, including the Notes.
Interest and Maturity
The 2030 Senior Notes bear interest at the rate of 8.25% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, to the persons in whose names the 2030 Senior Notes are registered at the close of business on January 1, April 1, July 1 and October 1, as the case may be, immediately before the relevant interest payment date; provided that a special record date or other arrangements will apply in respect of interest not punctually paid or provided for. Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the 2030 Senior Notes. Interest on the 2030 Senior Notes is computed on the basis of a 360-day year of twelve 30-day months. The 2030 Senior Notes will mature (unless previously redeemed) on October 15, 2030.
The 2029 Senior Notes bear interest at the rate of 8.00% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, to the persons in whose names the 2029 Senior Notes are registered at the close of business on January 1, April 1, July 1 and October 1, as the case may be, immediately before the relevant interest payment date; provided that a special record date or other arrangements will apply in respect of interest not punctually paid or provided for. Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the 2029 Senior

Notes. Interest on the 2029 Senior Notes is computed on the basis of a 360-day year of twelve 30-day months. The 2029 Senior Notes will mature (unless previously redeemed) on October 15, 2029.
The 2028 Senior Notes bear interest at the rate of 8.00% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, to the persons in whose names the 2028 Senior Notes are registered at the close of business on January 1, April 1, July 1 and October 1, as the case may be, immediately before the relevant interest payment date; provided that a special record date or other arrangements will apply in respect of interest not punctually paid or provided for. Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the 2028 Senior Notes. Interest on the 2028 Senior Notes is computed on the basis of a 360-day year of twelve 30-day months. The 2028 Senior Notes will mature (unless previously redeemed) on January 15, 2028.
Optional Redemption
            We may, at our option, redeem some or all of the 2030 Senior Notes, 2029 Senior Notes and 2028 Senior Notes, respectively, by paying 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest, if any, to, but not including, the redemption date.
            We are required to give notice of such a redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder’s address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the Notes, the particular Notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.
Certain Covenants
        Existence.    We will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however that we will not be required to preserve any such right or franchise if our Board of Directors determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to our ability to make payments under the Indenture. In addition, the Indenture does not restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, provided that any successor or acquirer of our properties or assets substantially as an entirety must assume all of our obligations under the Indenture and the Notes.
        Maintenance of Properties.    We will cause all properties used or useful in the conduct of our or our subsidiaries' business to be maintained and kept in good condition, repair and working order; provided, however, that we shall not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our or our subsidiaries’ business and not disadvantageous in any material respect to our ability to make payments under the Indenture.
        Provision of Financial Information.    If, at any time, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we agree that we will continue to prepare the financial statements and a “Management's Discussion and Analysis of Financial Condition and Results of Operations” substantially similar to that which would have been required to be included in an annual report on Form 10-K and a quarterly report on Form 10-Q if we had been subject to such Exchange Act reporting requirements (with all such financial statements prepared in accordance with Regulation S-X (or any successor regulation) promulgated by the SEC and all such annual financial statements including a report thereon from our certified independent accountants) and post copies thereof to our website for public availability within 15 days after the time periods that would have been applicable to filing such reports with the SEC in the rules and regulations applicable to such reports if we had been required to file those reports with the SEC; provided, however, that if we are no longer subject to the periodic reporting requirements of the Exchange Act, we will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K (or any successor regulation) promulgated by the SEC, or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein (or any successor regulation) or any similar requirement under any other regulation.
        No Financial Covenants.    The Indenture does not contain any limit on the amount of indebtedness that may be authenticated and delivered under it. Similarly, the Indenture does not limit the amount of secured indebtedness that we may incur or require us to maintain a particular amount of unencumbered assets or any specified coverage ratios.

Merger, Consolidation or Sale of Assets
            Under the Indenture, we are generally permitted to consolidate or merge with or into another company. We are also permitted to convey, transfer or lease our properties and assets substantially as an entirety to another company. However, we may not take any of these actions unless the following conditions are met:
•if we consolidate or merge out of existence or convey, transfer or lease our properties and assets substantially as an entirety, the surviving entity must be a corporation, partnership, limited liability company or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and must expressly agree to be legally responsible for the Notes and all of our obligations under the Indenture;
•immediately after such consolidation or merger or such conveyance, transfer or lease, we must not be in default that is continuing under the Indenture. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and
•we must deliver the Trustee an officers’ certificate and an opinion of counsel regarding compliance with the Indenture.
Events of Default, Notice and Waiver
            The following are events of default under the Indenture:
•if we fail to pay interest when due and our failure continues for thirty (30) days and the time for payment has not been extended or deferred;
•if we fail to pay the principal, or premium, if any, when due;
•if we fail to observe or perform any other covenant contained in the notes or the Indenture, other than a covenant specifically relating to another series of notes, and our failure continues for ninety (90) days after we receive notice from the trustee or holders of at least ten percent (10%) in aggregate principal amount of the outstanding notes of that series; and
•if we experience specified events of bankruptcy, insolvency or reorganization.
            If an event of default with respect to the notes of any series occurs and is continuing, the Trustee or the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on the notes due and payable immediately.
            The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except (i) uncured defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the Indenture; and (ii) certain covenants or provisions which under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Any such waiver shall cure such default or event of default.
            Subject to the terms of the Indenture, if an event of default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes of that series, provided that:
•the direction is not in conflict with any law or the Indenture;
•the Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and
•subject to its duties under the Trust Indenture Act, the Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

            A holder of the notes of any series will only have the right to institute a proceeding under the Indenture or to appoint a receiver or another trustee, or to seek other remedies if:
•the holder has given written notice to the Trustee of a continuing event of default with respect to that series;
•the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the Trustee to institute such proceedings as Trustee; and
•the Trustee does not institute such proceeding within sixty (60) days after its receipt of such notice, request and offer of indemnity, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within such sixty (60) day period.
            These limitations do not apply to a suit instituted by a holder of Notes if we default in the payment of the principal, premium, if any, or interest on, the Notes.
            We will periodically file statements with the trustee regarding our compliance with specified covenants in the Indenture.
Modification of the Indenture
             We and the Trustee may change the Indenture without the consent of any holders with respect to certain matters, including:
•to cure any ambiguity, defect or inconsistency in the Indenture;
•to change anything that does not materially adversely affect the interests of any holder of notes of any series;
•to provide for the assumption, by a successor or the acquirer of all or substantially all of our assets, of our obligations under the Indenture;
•to comply with the rules of any applicable depositary;
•to add to our covenants for the benefit of holders of notes of any series or to surrender any right or power conferred upon us;
•to add to or change or eliminate any provision of the indenture as shall be desirable in accordance with amendments to the Trust Indenture Act; or
•to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.
            In addition, under the Indenture, the rights of holders of a series of notes may be changed by us and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. Certain changes, however, may only be made with the consent of each holder of any outstanding notes affected, including the following:
•changing the fixed maturity of such series of notes;
•reducing the principal amount, the rate of interest or any premium payable upon the redemption of any notes;
•extending the time of payment of interest, or any premium payable upon the redemption of any such notes;
•reducing the percentage in principal amount of notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Indenture;
•changing our obligation to maintain an office or agency in the places and for the purposes specified in the Indenture; or

•modifying certain provisions of the Indenture which require the consent of, or action by, a specified minimum percentage of holders, except to increase any such percentages or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each of the holders of the affected notes.
Sinking Fund
            The Notes are not entitled to any sinking fund payments.
The Registrar and Paying Agent
            U.S. Bank National Association is the registrar and paying agent for the Notes. Payments of interest and principal will be made, and the Notes are transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For so long as the Notes are in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.
Discharge, Full Defeasance and Covenant Defeasance
        Discharge.    We may discharge some of our obligations to holders of the Notes that have become due and payable at their stated maturity or will become due and payable within one year, or are scheduled for redemption within one year, by irrevocably depositing with the Trustee, in trust, money in an amount sufficient to pay the Notes, including any premium and interest.
        Full Defeasance.    We can, under particular circumstances, effect a full defeasance of the Notes. By this we mean we can legally release ourselves from any payment or other obligations on the Notes if, among other things, we put in place the arrangements described below to repay the Notes and deliver certain certificates and opinions to the Trustee, including, among other things:
•we must irrevocably deposit, in trust, for the benefit of all direct holders of the Notes a combination of money or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to satisfy all interest, principal and any other payment obligations on the Notes on their various due dates;
•the current U.S. federal income tax law must be changed or an Internal Revenue Service (“IRS”) ruling must be issued permitting us to make the deposit described above, without causing holders to be taxed on the Notes any differently than if we did not make the deposit and instead repaid the debt securities ourselves; under current U.S. federal income tax law, the deposit and our legal release from the debt securities could cause you to recognize gain or loss on the debt securities they were deemed to have returned to us; and
•we must deliver to the Trustee a legal opinion confirming the U.S. federal income tax law change or IRS ruling described above.
            If we did accomplish full defeasance, holders would have to rely solely on the trust deposit for repayment on the Notes. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from any claims of our lenders and other creditors if we ever became bankrupt or insolvent. Holders would also be released from any subordination provisions.
            Notwithstanding the foregoing, the following rights and obligations will survive full defeasance:
•holders’ right to receive payments from the trust when payments are due;
•our obligations relating to registration and transfer of Notes and lost or mutilated certificates; and
•our obligations to maintain a payment office and to hold moneys for payment in trust.
        Covenant Defeasance.    Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Notes. This is called “covenant defeasance.” In that event, holders would lose the protection of such restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the Notes.

If we accomplish covenant defeasance, the following provisions of the indenture and the Notes would no longer apply:
•the covenants set forth above under “—Merger, Consolidation or Sale of Assets” and “—Certain Covenants”; and
•the event of default listed in the third bullet point under the heading “—Events of Default, Notice and Waiver” above, as well as events of default relating to certain events of bankruptcy, insolvency or reorganization specified in the Indenture.
            If we accomplish covenant defeasance, holders may still look to us for repayment of the Notes if a shortfall in the trust deposit occurred. A shortfall may occur if one of the remaining events of default occurs, such as our bankruptcy, causing the Notes to become immediately due and payable. Depending on the event causing the default, holders may not be able to obtain payment of the shortfall.
Information Concerning the Trustee
            The Trustee, other than during the occurrence and continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically set forth in the Indenture. Upon an event of default under the Indenture, the Trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of Notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.
Governing Law
            The Indenture is, and the Notes are, governed by and construed in accordance with the laws of the State of New York.